852 Putnam New Opportunities Fund attachment
6/30/03 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


74U1	(000s omitted)

Class A	190,970
Class B	61,765
Class C	2,014

74U2	(000s omitted)

Class M	5,510
Class R	--
Class Y	27,626

74V1

Class A	32.79
Class B	29.96
Class C	31.79

74V2

Class M	31.15
Class R	32.76
Class Y	33.70